Exhibit 99.1

ADVANCED DRAINAGE SYSTEMS ANNOUNCES FOURTH QUARTER AND
FISCAL YEAR 2022 RESULTS
HILLIARD, Ohio – (May 19, 2022) – Advanced Drainage Systems, Inc. (NYSE: WMS) (“ADS” or the “Company”), a leading provider of innovative water management solutions in the stormwater and on-site septic waste water industries today announced financial results for the fourth quarter and fiscal year ended March 31, 2022.
Fourth Quarter Fiscal 2022 Results
•Net sales increased 52.8% to $678.2 million
•Net income increased 126.8% to $47.1 million
•Adjusted EBITDA (Non-GAAP) increased 78.2% to $168.5 million
Fiscal 2022 Results
•Net sales increased 39.7% to $2,769.3 million
•Net income increased 21.6% to $275.0 million
•Adjusted EBITDA (Non-GAAP) increased 19.2% to $676.0 million
•Cash provided by operating activities of $274.9 million
•Free cash flow (Non-GAAP) of $125.8 million
Scott Barbour, President and Chief Executive Officer of ADS commented, "We achieved another quarter of record revenue and Adjusted EBITDA results in the fourth quarter of fiscal 2022. Sales growth of 53% was driven by favorable pricing at both ADS and Infiltrator, as well as volume growth in the domestic construction markets. We capitalized on strong demand across our product portfolio and geographic footprint, particularly in priority states such as Florida, Texas and California. Leading indicators support continued strength in demand through the calendar year as we work through a strong backlog."

Barbour continued, "The favorable top line growth we achieved in the fourth quarter offset inflationary cost pressure on materials, transportation and labor. We continue to see pressure from labor shortages, and absenteeism related to the COVID variant impacted our manufacturing and transportation operations early in the fourth quarter. The actions we took previously to simplify production processes and increase production rates have been successful, improving service levels to customers overall."

Barbour concluded, "In summary, fiscal 2022 played out largely as we communicated, with profit improvement occurring in the second half of the year as the multiple actions we took to improve pricing and operations were successful. Our demand environment, strong backlog, favorable pricing and progress on the continuous improvement initiatives give us confidence in the guidance being issued today for fiscal year 2023. Backlog levels remain elevated, up double-digits over the prior year but down from fiscal 2022 peaks as a result of capacity additions and improved service levels. We are closely monitoring our end markets, staying close to our distribution partners, and will stay focused on executing the fiscal 2023 plan."
Fourth Quarter Fiscal 2022 Results
Net sales increased $234.4 million, or 52.8%, to $678.2 million, as compared to $443.8 million in the prior year quarter. Domestic pipe sales increased $157.5 million, or 65.8%, to $396.7 million. Domestic allied products & other sales increased $51.2 million, or 52.3%, to $149.1 million. Infiltrator sales increased $39.3 million, or 43.1%, to $130.6 million. These increases were driven by double-digit sales growth in the U.S. construction end markets. International sales increased $5.6 million, or 16.3%, to $40.0 million.
Gross profit increased $63.0 million, or 49.5%, to $190.2 million as compared to $127.2 million in the prior year. The increase in gross profit is primarily due to the increase in sales volume and favorable pricing on pipe, on-site septic and allied products. These increases were partially offset by inflationary cost pressure on materials, transportation and labor, as well as an increase in the use of third-party logistics services. Labor shortages and absenteeism related to COVID-19 remain a challenge in both manufacturing and transportation operations. In addition, the Company recorded $19.2 million of non-cash, stock-based compensation expense in Cost of goods sold - ESOP acceleration expense as described below under the heading "Employee Stock Ownership Plan (ESOP)".
Adjusted EBITDA (Non-GAAP) increased $74.0 million, or 78.2%, to $168.5 million, as compared to $94.5 million in the prior year. The increase is primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 24.8% as compared to 21.3% in the prior year.

Reconciliations of GAAP to Non-GAAP financial measures for Adjusted EBITDA and Free Cash Flow have been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”
Year-to-Date Fiscal 2022 Results
Net sales increased $786.5 million, or 39.7%, to $2,769.3 million, as compared to $1,982.8 million in the prior year. Domestic pipe sales increased $496.0 million, or 46.8%, to $1,555.2 million. Domestic allied products & other sales increased $126.9 million, or 28.7%, to $569.4 million. Infiltrator sales increased $154.1 million, or 38.7%, to $551.9 million. These increases were driven by strong sales growth in both the U.S. construction and agriculture end markets. International sales increased $59.9 million, or 36.3%, to $224.7 million, driven by double-digit sales growth in the Canadian, Mexican and Exports businesses.
Gross profit increased $110.3 million, or 16.0%, to $800.4 million as compared to $690.1 million in the prior year. The increase is primarily due to an increase in sales volume and favorable pricing on pipe, on-site septic and allied products. These increases were partially offset by inflationary cost pressure on materials, transportation and labor, as well as an increase in the use of third-party logistics services. Labor shortages and absenteeism related to COVID-19 remain a challenge in both manufacturing and transportation operations. In addition, the Company recorded $19.2 million of non-cash, stock-based compensation expense in Cost of goods sold - ESOP acceleration expense as described below under the heading "Employee Stock Ownership Plan (ESOP)".
Adjusted EBITDA (Non-GAAP) increased $109.1 million, or 19.2%, to $676.0 million, as compared to $567.0 million in the prior year. The increase is primarily due to the factors mentioned above. As a percentage of net sales, Adjusted EBITDA was 24.4% as compared to 28.6% in the prior year.
Employee Stock Ownership Plan (ESOP)
On February 2, 2022, the ADS Board of Directors passed a resolution authorizing a $0.3 million Company cash contribution to the ESOP for the ESOP to repay the remaining balance of its ESOP loan on March 31, 2022, one year ahead of the ESOP loan’s March 31, 2023 maturity date. Effective March 31, 2022, the remaining balance on the Company's ESOP loan was repaid in full, and the remaining shares of unallocated preferred stock were allocated to participants of the ESOP. In April 2022, the 15.6 million shares of preferred stock outstanding converted to 12.0 million shares of common stock, resulting in $19.2 million of additional non-cash, stock-based compensation expense recorded in Cost of goods sold - ESOP acceleration and $11.3 of additional non-cash, stock-based compensation expense recorded in Selling, general and administrative - ESOP acceleration in the fourth quarter and fiscal year ended March 31, 2022. Starting in the fiscal year ending March 31, 2023, ADS will make matching 401(k) contributions for eligible employees, resulting in estimated incremental compensation expense of approximately $8 million to $10 million annually.
For additional information on the Company's ESOP, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2021, and other reports filed by the Company with the SEC. Additional information related to this transaction will be included in the Company's Form 10-K and Form 8-K/A, which the Company intends to file with the SEC after market-close today.
Balance Sheet and Liquidity
Net cash provided by operating activities was $274.9 million, as compared to $452.2 million in the prior year. Free cash flow (Non-GAAP) was $125.8 million, as compared to $373.5 million in the prior year. Net debt (total debt and finance lease obligations net of cash) was $924.5 million as of March 31, 2022, an increase of $278.0 million from March 31, 2021.
ADS had total liquidity of $247 million, comprised of cash of $20 million as of March 31, 2022 and $227 million of availability under committed credit facilities. As of March 31, 2022, the Company’s leverage ratio was 1.4 times.
In the twelve months ended March 31, 2022, the Company repurchased 2.6 million shares of its common stock for a total cost of $292.0 million. As of March 31, 2022, the Company has $1 billion remaining under its new share repurchase authorization.
Fiscal 2023 Outlook
Based on current visibility, backlog of existing orders and business trends, the Company issued the following targets for fiscal 2023. Net sales are expected to be in the range of $3.100 billion to $3.200 billion. Adjusted EBITDA is expected to be in the range of $800 to $820 million. Capital expenditures are expected to be in the range of $150 million to $180 million.
Webcast Information
The live webcast will be accessible via the "Events Calendar” section of the Company’s Investor Relations website, www.investors.ads-pipe.com. Participants may also register for this conference call by copy and pasting the following text into your browser: https://www.incommglobalevents.com/registration/q4inc/10578/ads-fourth-quarter-fiscal-year-2022-financial-results/. After registering, participants will receive a confirmation through email, including dial in details and unique conference call codes for entry.

Registration is open through the live call. To ensure participants are connected for the full call, please register at least 10 minutes before the start of the call. An archived version of the webcast will be available following the call.
About the Company
Advanced Drainage Systems is a leading provider of innovative water management solutions in the stormwater and on-site septic wastewater industries, providing superior drainage solutions for use in the construction and agriculture marketplace. For over 50 years, the Company has been manufacturing a variety of innovative and environmentally friendly alternatives to traditional materials. Its innovative products are used across a broad range of end markets and applications, including non-residential, residential, infrastructure and agriculture applications. The Company has established a leading position in many of these end markets by leveraging its national sales and distribution platform, overall product breadth and scale and manufacturing excellence. Founded in 1966, the Company operates a global network of approximately 60 manufacturing plants and 30 distribution centers. To learn more about ADS, please visit the Company’s website at www.adspipe.com.
Forward Looking Statements
Certain statements in this press release may be deemed to be forward-looking statements. These statements are not historical facts but rather are based on the Company’s current expectations, estimates and projections regarding the Company’s business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “confident” and similar expressions are used to identify these forward-looking statements. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: fluctuations in the price and availability of resins and other raw materials and our ability to pass any increased costs of raw materials on to our customers in a timely manner; volatility in general business and economic conditions in the markets in which we operate, including the adverse impact on the U.S. and global economy of the COVID-19 global pandemic, and the impact of COVID-19 in the near, medium and long-term on our business, results of operations, financial position, liquidity or cash flows, and other limitation factors relating to availability of credit, interest rates, fluctuations in capital and business and consumer confidence; cyclicality and seasonality of the non-residential and residential construction markets and infrastructure spending; the risks of increasing competition in our existing and future markets, including competition from both manufacturers of high performance thermoplastic corrugated pipe and manufacturers of products using alternative materials, and our ability to continue to convert current demand for concrete, steel and PVC pipe products into demand for our high performance thermoplastic corrugated pipe and Allied Products; uncertainties surrounding the integration and realization of anticipated benefits of acquisitions and similar transactions, including Infiltrator Water Technologies; the effect of weather or seasonality; the loss of any of our significant customers; the risks of doing business internationally; the risks of conducting a portion of our operations through joint ventures; our ability to expand into new geographic or product markets, including risks associated with new markets and products associated with our recent acquisition of Infiltrator Water Technologies; our ability to achieve the acquisition component of our growth strategy; the risk associated with manufacturing processes; our ability to manage our assets; the risks associated with our product warranties; our ability to manage our supply purchasing and customer credit policies; our ability to control labor costs and to attract, train and retain highly-qualified employees and key personnel; our ability to protect our intellectual property rights; changes in laws and regulations, including environmental laws and regulations; the risks associated with our current levels of indebtedness, including borrowings under our existing credit agreement and outstanding indebtedness under our existing senior notes; fluctuations in our effective tax rate, including from the Tax Cuts and Jobs Act of 2017; our ability to meet future capital requirements and fund our liquidity needs; and other risks and uncertainties described in the Company’s filings with the SEC. New risks and uncertainties emerge from time to time and it is not possible for the Company to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this press release. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s expectations, objectives or plans will be achieved in the timeframe anticipated or at all. Investors are cautioned not to place undue reliance on the Company’s forward-looking statements and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
For more information, please contact:
Michael Higgins
VP, Corporate Strategy & Investor Relations
(614) 658-0050
Mike.Higgins@ads-pipe.com

Financial Statements
ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(In thousands, except per share data)	2022	2021	2022	2021
Net sales	$678,187	$443,809	$2,769,315	$1,982,780
Cost of goods sold	468,777	316,592	1,949,750	1,292,698
Cost of goods sold - ESOP acceleration	19,181	—	19,181	—
Gross profit	190,229	127,217	800,384	690,082
Operating expenses:
Selling, general and administrative	79,609	73,491	309,840	267,574
Selling, general and administrative - ESOP acceleration	11,254	—	11,254	—
Loss on disposal of assets and costs from exit and disposal activities	844	1,021	3,398	4,275
Intangible amortization	17,745	19,815	63,974	73,708
Income from operations	80,777	32,890	411,918	344,525
Other expense:
Interest expense	8,450	7,895	33,550	35,658
Derivative gains and other income, net	(2,352)	(2,521)	(5,143)	(3,404)
Income before income taxes	74,679	27,516	383,511	312,271
Income tax expense	28,008	7,091	110,071	86,382
Equity in net income of unconsolidated affiliates	(458)	(351)	(1,586)	(201)
Net income	47,129	20,776	275,026	226,090
Less: net income attributable to noncontrolling interest	822	1,022	3,695	1,860
Net income attributable to ADS	46,307	19,754	271,331	224,230
Dividends to participating securities	(1,307)	(1,606)	(5,940)	(5,591)
Net income available to common stockholders and participating securities	45,000	18,148	265,391	218,639
Undistributed income allocated to participating securities	(5,279)	(1,967)	(35,859)	(33,251)
Net income available to common stockholders	$39,721	$16,181	$229,532	$185,388

Weighted average common shares outstanding:
Basic	71,855	70,958	71,276	70,155
Diluted	73,414	72,595	72,911	71,566
Net income per share:
Basic	$0.55	$0.23	$3.22	$2.64
Diluted	$0.54	$0.23	$3.15	$2.59
Cash dividends declared per share	$0.11	$0.09	$0.44	$0.36

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
(Amounts in thousands)	March 31, 2022	March 31, 2021
ASSETS
Current assets:
Cash	$20,125	$195,009
Receivables, net	341,753	236,191
Inventories	494,324	300,961
Other current assets	15,696	10,817
Total current assets	871,898	742,978
Property, plant and equipment, net	619,383	504,275
Other assets:
Goodwill	610,293	599,072
Intangible assets, net	431,385	482,016
Other assets	116,799	85,491
Total assets	$2,649,758	$2,413,832
LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of debt obligations	$19,451	$7,000
Current maturities of finance lease obligations	5,089	19,318
Accounts payable	224,986	171,098
Other accrued liabilities	134,877	116,151
Accrued income taxes	6,838	4,703
Total current liabilities	391,241	318,270
Long-term debt obligations, net	908,705	782,220
Long-term finance lease obligations	11,393	32,964
Deferred tax liabilities	168,435	162,185
Other liabilities	64,939	54,767
Total liabilities	1,544,713	1,350,406
Mezzanine equity:
Redeemable convertible preferred stock	195,384	240,944
Deferred compensation — unearned ESOP shares	—	(11,033)
Total mezzanine equity	195,384	229,911
Stockholders’ equity:
Common stock	11,612	11,578
Paid-in capital	1,065,628	918,587
Common stock in treasury, at cost	(318,691)	(10,959)
Accumulated other comprehensive loss	(24,386)	(24,220)
Retained earnings (deficit)	158,876	(75,202)
Total ADS stockholders’ equity	893,039	819,784
Noncontrolling interest in subsidiaries	16,622	13,731
Total stockholders’ equity	909,661	833,515
Total liabilities, mezzanine equity and stockholders’ equity	$2,649,758	$2,413,832

ADVANCED DRAINAGE SYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Fiscal Year Ended March 31,
(Amounts in thousands)	2022	2021
Cash Flow from Operating Activities
Net income	$275,026	$226,090
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	141,808	145,586
Deferred income taxes	2,175	(13,477)
Loss on disposal of assets and costs from exit and disposal activities	3,398	4,275
ESOP and stock-based compensation	77,559	65,434
ESOP acceleration	30,435	—
Amortization of deferred financing charges	382	382
Fair market value adjustments to derivatives	(1,392)	(3,355)
Equity in net income of unconsolidated affiliates	(1,586)	(201)
Other operating activities	(11,679)	6,770
Changes in working capital:
Receivables	(96,990)	(34,760)
Inventories	(189,715)	(14,561)
Prepaid expenses and other current assets	(4,642)	(1,208)
Accounts payable, accrued expenses and other liabilities	50,109	71,241
Net cash provided by operating activities	274,888	452,216
Cash Flows from Investing Activities
Capital expenditures	(149,083)	(78,757)
Acquisition, net of cash acquired	(49,309)	—
Other investing activities	(441)	883
Net cash used in investing activities	(198,833)	(77,874)
Cash Flows from Financing Activities
Payments on syndicated Term Loan Facility	(7,000)	(207,000)
Proceeds from Revolving Credit Agreement	332,200	—
Payments on Revolving Credit Agreement	(217,900)	(100,000)
Proceeds from Equipment Financing	35,963	—
Payments on Equipment Financing	(4,715)	—
Payments on finance lease obligations	(50,447)	(21,491)
Repurchase of common stock	(292,000)	—
Cash dividends paid	(38,494)	(32,155)
Proceeds from option exercises	4,574	7,553
Payment of withholding taxes on vesting of restricted stock units	(13,063)	—
Other financing activities	(186)	(1,490)
Net cash used in financing activities	(251,068)	(354,583)
Effect of exchange rate changes on cash	129	1,017
Net change in cash	(174,884)	20,776
Cash at beginning of year	195,009	174,233
Cash at end of year	$20,125	$195,009

Selected Financial Data
The following tables set forth net sales by reportable segment for each of the periods indicated.

	Three Months Ended
	March 31, 2022			March 31, 2021
(In thousands)	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$396,690	$(7,911)	$388,779	$239,206	$(1,487)	$237,719
Infiltrator Water Technologies	130,576	(23,643)	106,933	91,265	(14,721)	76,544
International
International - Pipe	29,390	(5,646)	23,744	25,197	(2,723)	22,474
International - Allied Products & Other	10,569	—	10,569	9,157	—	9,157
Total International	39,959	(5,646)	34,313	34,354	(2,723)	31,631
Allied Products & Other	149,121	(959)	148,162	97,915	—	97,915
Intersegment Eliminations	(38,159)	38,159	—	(18,931)	18,931	—
Total Consolidated	$678,187	$—	$678,187	$443,809	$—	$443,809

	Twelve Months Ended
	March 31, 2022			March 31, 2021
(In thousands)	Net Sales	Intersegment Net Sales	Net Sales from External Customers	Net Sales	Intersegment Net Sales	Net Sales from External Customers
Pipe	$1,555,248	$(15,814)	$1,539,434	$1,059,200	$(6,280)	$1,052,920
Infiltrator Water Technologies	551,906	(91,406)	460,500	397,813	(68,669)	329,144
International
International - Pipe	171,525	(19,430)	152,095	121,468	(6,589)	114,879
International - Allied Products & Other	53,217	—	53,217	43,390	—	43,390
Total International	224,742	(19,430)	205,312	164,858	(6,589)	158,269
Allied Products & Other	569,352	(5,283)	564,069	442,447	—	442,447
Intersegment Eliminations	(131,933)	131,933	—	(81,538)	81,538	—
Total Consolidated	$2,769,315	$—	$2,769,315	$1,982,780	$—	$1,982,780
Employee Stock Ownership Plan ("ESOP")
The Company established an ESOP to enable employees to acquire stock ownership in ADS in the form of redeemable convertible preferred shares ("preferred shares"). All preferred shares were converted to common shares within thirty days following the March 31, 2022 ESOP loan repayment; and the remaining shares of unallocated preferred stock will be allocated to the participants of the ESOP. The ESOP’s conversion of preferred shares into common shares will have a meaningful impact on net income, net income per share and common shares outstanding. The common shares outstanding will be greater after conversion.
For additional information on the Company's ESOP, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2021, and other reports filed by the Company with the SEC. Additional information related to this transaction will be included in a Current Report on Form 8-K, which the Company intends to file with the SEC after market-close today.
Net Income (Loss)
The impact of the ESOP on net (loss) income includes the ESOP deferred compensation attributable to the preferred shares allocated to employee accounts during the period, which is a non-cash charge to our earnings and not deductible for income tax purposes.

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2022	2021	2022	2021
	(In thousands)
Net income attributable to ADS	$46,307	$19,754	$271,331	$224,230
ESOP acceleration compensation	30,435	—	30,435	—
ESOP deferred stock-based compensation	10,012	15,475	53,401	44,981

Common shares outstanding
The conversion of the preferred shares increased the number of common shares outstanding.

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2022	2021	2022	2021
	(In thousands)
Weighted average common shares outstanding	71,855	70,958	71,276	70,155
Conversion of redeemable convertible shares	12,663	15,361	13,635	16,001
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). ADS management uses non-GAAP measures in its analysis of the Company’s performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.
Reconciliation of Non-GAAP Financial Measures
This press release includes references to organic results, Adjusted EBITDA and Free Cash Flow, non-GAAP financial measures. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These measures are not intended to be substitutes for those reported in accordance with GAAP. Adjusted EBITDA and Free Cash Flow may be different from non-GAAP financial measures used by other companies, even when similar terms are used to identify such measures.
EBITDA and Adjusted EBITDA are non-GAAP financial measures that comprise net income before interest, income taxes, depreciation and amortization, stock-based compensation, non-cash charges and certain other expenses. The Company’s definition of Adjusted EBITDA may differ from similar measures used by other companies, even when similar terms are used to identify such measures. Adjusted EBITDA is a key metric used by management and the Company’s board of directors to assess financial performance and evaluate the effectiveness of the Company’s business strategies. Accordingly, management believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as the Company’s management and board of directors. In order to provide investors with a meaningful reconciliation, the Company has provided below reconciliations of Adjusted EBITDA to net income.
Free Cash Flow is a non-GAAP financial measure that comprises cash flow from operating activities less capital expenditures. Free Cash Flow is a measure used by management and the Company’s board of directors to assess the Company’s ability to generate cash.  Accordingly, management believes that Free Cash Flow provides useful information to investors and others in understanding and evaluating our ability to generate cash flow from operations after capital expenditures. In order to provide investors with a meaningful reconciliation, the Company has provided below a reconciliation of cash flow from operating activities to Free Cash Flow.
The following tables present a reconciliation of EBITDA and Adjusted EBITDA to Net Income and Free Cash Flow to Cash Flow from Operating Activities, the most comparable GAAP measures, for each of the periods indicated.

Reconciliation of Segment Adjusted Gross Profit to Gross profit

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(Amounts in thousands)	2022	2021	2022	2021
Segment adjusted gross profit
Pipe	$94,501	$53,100	$353,182	$322,846
Infiltrator Water Technologies	53,030	41,612	231,825	191,163
International	9,127	10,945	58,822	49,921
Allied Products & Other	80,028	49,046	284,091	225,052
Intersegment Eliminations	(1,449)	415	(28)	(503)
Total Segment Adjusted Gross Profit	235,237	155,118	927,892	788,479
Depreciation and amortization	18,881	17,090	71,705	66,408
ESOP and stock-based compensation expense	6,946	10,811	36,622	31,792
ESOP acceleration	19,181	—	19,181	—
COVID-19 related expenses	—	—	—	197
Total Gross Profit	$190,229	$127,217	$800,384	$690,082
Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(Amounts in thousands)	2022	2021	2022	2021
Net income	$47,129	$20,776	$275,026	$226,090
Depreciation and amortization	38,121	38,265	141,808	145,586
Interest expense	8,450	7,895	33,550	35,658
Income tax expense	28,008	7,091	110,071	86,382
EBITDA	121,708	74,027	560,455	493,716
Loss on disposal of assets and costs from exit and disposal activities	844	1,021	3,398	4,275
ESOP and stock-based compensation expense	15,659	20,021	77,559	65,434
ESOP acceleration (a)	30,435	—	30,435	—
Transaction costs	517	(13)	3,539	1,415
Strategic growth and operational improvement initiatives	—	615	—	3,304
COVID-19 related expenses (b)	—	—	—	806
Other adjustments (c)	(662)	(1,123)	656	(1,995)
Adjusted EBITDA	$168,501	$94,548	$676,042	$566,955
(a)In the fourth quarter of fiscal 2022, the ESOP committee notified the Company that it will instruct the ESOP trustee to cause the repayment of the remaining balance of the ESOP Loan in full with proceeds from a cash contribution to be paid by the Company to the ESOP, which repayment was effective as of March 31, 2022. The approximately 0.3 million remaining unallocated shares of Preferred Stock were allocated on March 31, 2022.
(b)Includes expenses in connection with our response to the COVID-19 pandemic including pandemic pay.
(c)Includes derivative fair value adjustments, foreign currency transaction (gains) losses, the proportionate share of interest, income taxes, depreciation and amortization related to the South American Joint Venture, which is accounted for under the equity method of accounting, contingent consideration remeasurement, executive retirement expense (benefit) and legal settlements.
Reconciliation of Free Cash Flow to Cash flow from Operating Activities

	Fiscal Year Ended March 31,
(Amounts in thousands)	2022	2021
Net cash flow from operating activities	$274,888	$452,216
Capital expenditures	(149,083)	(78,757)
Free cash flow	$125,805	$373,459